EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES
FIRST-QUARTER RESULTS

Stability In Aggregates Leads To Improved Operating Margin;
Specialty Products Posts Record First-Quarter Results
RALEIGH, North Carolina (May 3, 2011) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the first quarter ended March 31, 2011.
Ward Nye, President and CEO of Martin Marietta Materials, stated, “Our first-quarter financial results confirmed our expectations, reflecting a 240-basis-point improvement in our consolidated operating margin (excluding freight and delivery revenues) over the prior-year quarter. I am especially pleased our Aggregates business experienced greater levels of stability during the quarter. In particular, aggregates product line pricing, supported partly by 2010 volume growth, increased for the first time in more than a year. We believe this pattern of stability will continue and serve as a platform as we advance toward the next phase of the construction cycle — recovery and growth.”
Notable Items For The Quarter (all comparisons are versus the prior-year quarter)
•	Net sales increased to $306.2 million compared with $295.6 million

•	Loss per diluted share of $0.39 compared with loss per diluted share of $0.54

•	Increased diesel costs negatively affected earnings by $0.05 per diluted share

•	Heritage aggregates product line pricing up 0.4%

•	Heritage aggregates product line volume down 1.2%

•	Specialty Products record first-quarter earnings from operations of $15.1 million

•	Selling, general and administrative (SG&A) expenses down 190 basis points as a percentage of net sales
Management Commentary
Nye continued, “Since heavy-construction activity slows during the winter months, our first-quarter results seldom reflect annual performance. That said, milder weather in some of our markets early in the quarter led to monthly aggregates shipment growth over the prior-year periods. In contrast to 2010, weather patterns deteriorated in the critical last two weeks of March, slowing momentum gained early in the quarter. We believe these weather-related delays in shipments were a primary factor leading to an overall quarterly decrease of 1% in our heritage aggregates volume. However, despite a volume decrease for the quarter and the negative impact of rising diesel prices, we achieved an incremental operating margin (excluding freight and delivery revenues) for our Aggregates business, in line with our expectations.
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MLM Announces First Quarter 2011 Results

May 3, 2011
“Infrastructure as our largest end-use market, comprises approximately half of our quarterly aggregates shipments. Uncertainty stemming from the absence of a long-term federal highway bill has negatively affected the infrastructure construction market. For the quarter, infrastructure shipments declined 3% compared with the prior-year quarter.
“The residential end-use market volume grew 15% compared with the prior-year quarter, reflecting increased multi-family construction activity. Our ChemRock/Rail end-use market experienced a 2% volume increase compared with the prior-year quarter. The commercial component of the nonresidential end-use market, particularly in our San Antonio District, reflected increased shipments during the quarter. While we continue to expect strong volumes to the energy sector for the full year, shipments to this industry declined from the prior-year quarter, which led to an overall 3% reduction in nonresidential shipments.
“Compared with the prior-year quarter, changes in aggregates pricing varied by geographic region. In the first quarter of 2011, more of our markets reported pricing increases than in the past two years. For example, quarterly heritage aggregates pricing for the Southeast Group increased 5.8%, with price increases in the Florida market compensating for a price decrease in the Alabama market. Pricing in the West Group was negatively affected by product mix, particularly in the Southwest market. Other markets in the West, including North Texas and Iowa, had pricing increases.
“Our Specialty Products business benefitted from strong demand, primarily in the magnesia chemicals product line, where volume records were achieved for several product lines. The Specialty Products business reported record quarterly net sales of $49.1 million, an 18% increase over the prior-year quarter. Record first-quarter earnings from operations of $15.1 million grew 35% compared with the prior-year quarter, reflecting increased product demand and our continued cost control efforts. Thus, while we expect strong performance from this business segment for the remainder of the year, prospective prior-year comparisons will be versus record 2010 quarterly performance.
“Our continuous commitment to cost control is evident in our SG&A expenses, down $4.3 million, or 190 basis points as a percentage of net sales, primarily due to lower personnel and pension costs. Consolidated direct production costs increased 7%, primarily due to a 14% increase in noncontrollable energy costs. Higher energy prices also increased embedded freight costs for the quarter, as transportation providers passed on their rising energy costs.
“For the first quarter 2011, we reported a loss from operations of $6.1 million, a significant improvement compared with a loss from operations of $12.9 million for the first quarter 2010.
“The overall effective tax rate for the quarter was 27% compared with 17% for the first quarter 2010. The 2010 effective tax rate includes the effect of a $2.8 million charge resulting from the Patient Protection and Affordable Care Act (the “Act”).
Liquidity And Capital Resources
“We continue the attentive management of our balance sheet, liquidity and cash flow generation. Cash from operating activities for the first quarter was $21.3 million compared with $27.1 million for 2010, primarily due to the timing of federal income tax refunds. Working capital management remains a priority and to that end, days sales outstanding was 45 days, essentially flat with 2010 and the change in net working capital improved nearly $9 million in the first quarter compared with 2010.
“During the first quarter, we invested $30.7 million of capital in organic growth projects. In May 2011, we will begin the construction of a $53 million dolomitic lime kiln at our Specialty Products location in Woodville, Ohio. This project is expected to be completed by the end of 2012.
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MLM Announces First Quarter 2011 Results

May 3, 2011
“On March 31, 2011, we entered into a new $600 million credit agreement that provides a $350 million four-year unsecured revolving facility (“Revolving Facility”) and a $250 million senior unsecured term loan (“Term Loan Facility”). At closing, we borrowed $250 million under the Term Loan Facility and on April 1, 2011, we borrowed $100 million on our accounts receivable credit facility. These borrowings were used to repay amounts outstanding under our previous term loan as of March 31, 2011, and also $242 million of Notes that matured on April 1, 2011. The new credit agreement retained the leverage ratio covenant that limits our ratio of consolidated debt to consolidated earnings before interest expense, tax expense, and depreciation, depletion and amortization expense (EBITDA), as defined, for the trailing twelve-months to 3.5 times. However, if no amounts are outstanding under both the new revolving facility and our accounts receivable securitization facility, consolidated debt may be reduced by our cash and cash equivalents in excess of $50 million, such reduction not to exceed $200 million, for purposes of the covenant calculation. At March 31, 2011, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve-months was 2.73 times. We are pleased that Standard & Poor’s recently reaffirmed our credit rating and upgraded our outlook from negative to stable.
2011 Outlook
“A variety of factors make it difficult to form a complete perspective for 2011. A noteworthy consideration will be the rate at which states spend available Stimulus funds for infrastructure projects. We are operating under a Congressional continuing resolution that extends the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (SAFETEA-LU) through September 30, 2011. Although there is bipartisan Congressional agreement that infrastructure is a key and essential governmental priority, there is heightened sensitivity with respect to all government spending due to the national deficit. Without interim clarity, a definitive outlook is uncertain. We believe there are several options for federal infrastructure funding, including additional continuing resolutions that maintain current funding through the next presidential election or a new federal highway bill with flat or reduced funding and which may be shorter than the typical six-year term. While operating under a continuing resolution is more likely for 2011, we believe Congress understands that fully funded, reauthorized infrastructure legislation at the Federal level serves as an efficient means of jobs creation and investment in America’s economic growth.
“Given this uncertainty, our 2011 outlook assumes there will be additional continuing resolutions that maintain current federal funding levels. We also expect that state spending on infrastructure should remain relatively constant and 30% of ARRA infrastructure funds will be spent this year. We expect the infrastructure end-use market to be flat to slightly down; we anticipate a modest volume recovery in the commercial component of our nonresidential end-use market. Considering the notable aggregates shipments to the energy sector in 2010, we expect the rate of growth in the heavy industrial component of our nonresidential end-use market to moderate in 2011. Natural gas prices and the timing of lease commitments for oil and natural gas companies will be significant factors for energy-sector activity. Additionally, given current oil prices, there is a possibility of increased wind farm construction activity. Overall, we expect nonresidential end-use shipments in 2011 to increase in the mid-single digit range. We have noticed early signs of potential recovery in the multi-family component of the residential construction market and we expect the rate of improvement in this end-use market to increase over 2010. Finally, our ChemRock/Rail shipments should be stable compared with 2010 shipments. Cumulatively, we expect flat to a 3% improvement in overall aggregates volume in 2011.
“Stability in our aggregates shipments will likely lead to sustainable price increases. However, such increases may not be uniform throughout our enterprise. Overall, we expect full-year 2011 aggregates pricing will range from flat to a 2% increase. Additionally, rising energy costs may provide an impetus for certain mid-year price increases.
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MLM Announces First Quarter 2011 Results

May 3, 2011
“Aggregates production cost per ton in 2011 is expected to range from flat to a slight decrease compared with 2010, despite rising energy costs. The Specialty Products segment should contribute $50 million to $52 million in pretax earnings for 2011, as economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.
“Selling, general and administrative expenses should be lower in 2011, primarily due to lower pension expense. Interest expense should be approximately $60 million in 2011, or $8 million less than 2010, resulting from our refinancing of $242 million of our 6.875% Senior Notes with variable-rate borrowings under our outstanding credit facilities. Our effective tax rate is expected to be 26%. Capital expenditures are forecast at $175 million for 2011, including the first $25 million of the $53 million project in Specialty Products and nearly $50 million for selective high-quality growth projects.”
Risks To Outlook
The 2011 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2011 performance will be, as previously noted, the United States economy and its impact on construction activity.
Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates pricing; a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, ARRA, state and/or local infrastructure projects and continued lack of clarity regarding the timing and amount of the federal highway bill; a decline in nonresidential construction; a slowdown in the residential construction recovery; or some combination thereof. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states are experiencing some funding-level pressures driven by lower tax revenues. If these pressures reduce transportation budgets more than in the past, construction spending could be negatively affected. North Carolina and Texas are among the states experiencing these general pressures, although recent statistics indicate that tax revenues are increasing; these states disproportionately affect our revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network.
Transportation in the Corporation’s long-haul network, particularly barge availability on the Mississippi River system as well as rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather.
Risks to the 2011 outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.
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MLM Announces First Quarter 2011 Results

May 3, 2011
Consolidated Financial Highlights
Net sales for the quarter were $306.2 million, a 3.6% increase versus the $295.6 million recorded in the first quarter of 2010. The loss from operations for the first quarter of 2011 was $6.1 million compared with $12.9 million in 2010. Net loss attributable to Martin Marietta Materials was $17.4 million, or $0.39 per diluted share, versus 2010 first-quarter net loss attributable to Martin Marietta Materials of $24.2 million, or $0.54 per diluted share.
Business Financial Highlights
Net sales for the Aggregates business during the first quarter of 2011 were $257.1 million compared with 2010 first quarter net sales of $253.8 million. Aggregates pricing at heritage locations was up 0.4%, while volume declined 1.2%. The loss from operations for the 2011 first quarter was $16.5 million versus $19.3 million in the year-earlier period.
Specialty Products’ first-quarter net sales of $49.1 million increased 17.8% from prior-year net sales of $41.8 million. Earnings from operations for the first quarter were $15.1 million compared with $11.2 million in the year-earlier period.
Conference Call Information
The Company will host an online web simulcast of its fourth quarter 2011 earnings conference call later today (May 3, 2011). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.
For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 61456607.
Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.
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MLM Announces First Quarter 2011 Results

May 3, 2011

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Georgia, Iowa and Louisiana, which when coupled with North Carolina, represented 55% of 2010 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$306.2	$295.6
Freight and delivery revenues	50.3	45.3

Total revenues	356.5	340.9

Cost of sales	285.1	276.0
Freight and delivery costs	50.3	45.3

Total cost of revenues	335.4	321.3

Gross profit	21.1	19.6

Selling, general and administrative expenses	29.2	33.6
Other operating (income) and expenses, net	(2.0)	(1.1)

Loss from operations	(6.1)	(12.9)

Interest expense	18.2	17.6
Other nonoperating (income) and expenses, net	(0.3)	(0.6)

Loss from continuing operations before taxes on income	(24.0)	(29.9)
Income tax benefit	(6.3)	(5.0)

Loss from continuing operations	(17.7)	(24.9)

Gain on discontinued operations, net of related tax expense of $0.0 and $0.0, respectively	—	0.1

Consolidated net loss	(17.7)	(24.8)
Less: Net loss attributable to noncontrolling interests	(0.3)	(0.6)

Net loss attributable to Martin Marietta Materials, Inc.	$(17.4)	$(24.2)

Net loss per common share:
Basic from continuing operations attributable to common shareholders	$(0.39)	$(0.54)
Discontinued operations attributable to common shareholders	—	—

	$(0.39)	$(0.54)

Diluted from continuing operations attributable to common shareholders	$(0.39)	$(0.54)
Discontinued operations attributable to common shareholders	—	—

	$(0.39)	$(0.54)

Dividends per common share	$0.40	$0.40

Average number of common shares outstanding:
Basic	45.6	45.4

Diluted	45.6	45.4

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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2011	2010
Net sales:
Aggregates Business:
Mideast Group	$85.4	$83.3
Southeast Group	66.0	68.1
West Group	105.7	102.4

Total Aggregates Business	257.1	253.8
Specialty Products	49.1	41.8

Total	$306.2	$295.6

Gross profit:
Aggregates Business:
Mideast Group	$13.2	$11.9
Southeast Group	(5.0)	(2.9)
West Group	(2.4)	(3.0)

Total Aggregates Business	5.8	6.0
Specialty Products	17.6	14.1
Corporate	(2.3)	(0.5)

Total	$21.1	$19.6

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.4	$10.4
Southeast Group	6.1	6.4
West Group	10.6	10.7

Total Aggregates Business	27.1	27.5
Specialty Products	2.5	2.9
Corporate	(0.4)	3.2

Total	$29.2	$33.6

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$5.7	$2.1
Southeast Group	(9.7)	(9.1)
West Group	(12.5)	(12.3)

Total Aggregates Business	(16.5)	(19.3)
Specialty Products	15.1	11.2
Corporate	(4.7)	(4.8)

Total	$(6.1)	$(12.9)

Depreciation	$42.0	$43.5
Depletion	0.5	0.6
Amortization	0.8	0.9

	$43.3	$45.0

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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$176.8	$70.3	$221.0
Accounts receivable, net	203.2	183.4	202.1
Inventories, net	331.7	331.9	322.0
Other current assets	128.7	110.6	109.6
Property, plant and equipment, net	1,676.3	1,687.8	1,695.0
Intangible assets, net	643.7	644.1	643.1
Other noncurrent assets	48.2	46.6	52.1

Total assets	$3,208.6	$3,074.7	$3,244.9

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$7.1	$248.7	$219.6
Other current liabilities	151.7	136.8	175.7
Long-term debt (excluding current maturities)	1,161.5	782.0	1,029.6
Other noncurrent liabilities	453.6	438.9	447.1
Total equity	1,434.7	1,468.3	1,372.9

Total liabilities and equity	$3,208.6	$3,074.7	$3,244.9

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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2011	2010
Operating activities:
Consolidated net loss	$(17.7)	$(24.8)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	43.3	45.0
Stock-based compensation expense	2.8	3.9
Excess tax benefits from stock-based compensation transactions	(0.3)	(0.1)
Gains on divestitures and sales of assets	(3.0)	(1.1)
Deferred income taxes	3.3	0.9
Other items, net	0.6	0.3
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(19.3)	(39.3)
Inventories, net	0.2	10.7
Accounts payable	14.5	15.1
Other assets and liabilities, net	(3.1)	16.5

Net cash provided by operating activities	21.3	27.1

Investing activities:
Additions to property, plant and equipment	(30.7)	(25.0)
Acquisitions, net	—	(28.0)
Proceeds from divestitures and sales of assets	2.2	1.5

Net cash used for investing activities	(28.5)	(51.5)

Financing activities:
Borrowings of long-term debt	300.0	50.0
Repayments of long-term debt and payments on capital lease obligations	(162.2)	(50.5)
Change in bank overdraft	(2.1)	0.5
Dividends paid	(18.4)	(18.4)
Debt issue costs	(3.2)	(0.1)
Issuances of common stock	0.3	0.2
Excess tax benefits from stock-based compensation transactions	0.3	0.1
Distributions to owners of noncontrolling interests	(1.0)	—

Net cash provided by (used for) financing activities	113.7	(18.2)

Net increase (decrease) in cash and cash equivalents	106.5	(42.6)
Cash and cash equivalents, beginning of period	70.3	263.6

Cash and cash equivalents, end of period	$176.8	$221.0

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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2011
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	0.1%	0.8%
Southeast Group	(9.7%)	5.8%
West Group	2.9%	(2.4%)
Heritage Aggregates Operations	(1.2%)	0.4%
Aggregates Product Line (3)	(0.9%)	0.3%

	Three Months Ended
	March 31,
Shipments (tons in thousands)	2011	2010
Heritage Aggregates Product Line: (2)
Mideast Group	6,913	6,905
Southeast Group	5,528	6,122
West Group	10,751	10,446

Heritage Aggregates Operations	23,192	23,473
Acquisitions	74	—
Divestitures (4)	1	3

Aggregates Product Line (3)	23,267	23,476

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2011 and 2010 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended
	March 31,
Gross Margin in Accordance with Generally Accepted Accounting Principles	2011	2010
Gross profit	$21.1	$19.6

Total revenues	$356.5	$340.9

Gross margin	5.9%	5.8%

	Three Months Ended
	March 31,
Gross Margin Excluding Freight and Delivery Revenues	2011	2010
Gross profit	$21.1	$19.6

Total revenues	$356.5	$340.9
Less: Freight and delivery revenues	(50.3)	(45.3)

Net sales	$306.2	$295.6

Gross margin excluding freight and delivery revenues	6.9%	6.6%

	Three Months Ended
	March 31,
Operating Margin in Accordance with Generally Accepted Accounting Principles	2011	2010
Loss from operations	$(6.1)	$(12.9)

Total revenues	$356.5	$340.9

Operating margin	(1.7%)	(3.8%)

	Three Months Ended
	March 31,
Operating Margin Excluding Freight and Delivery Revenues	2011	2010
Loss from operations	$(6.1)	$(12.9)

Total revenues	$356.5	$340.9
Less: Freight and delivery revenues	(50.3)	(45.3)

Net sales	$306.2	$295.6

Operating margin excluding freight and delivery revenues	(2.0%)	(4.4%)

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MLM Announces First Quarter 2011 Results

May 3, 2011
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended
	March 31,
	2011	2010
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$37.3	$33.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.
A reconciliation of Net Loss Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended
	March 31,
	2011	2010
Net Loss Attributable to Martin Marietta Materials, Inc.	$(17.4)	$(24.2)
Add back:
Interest Expense	18.2	17.6
Income Tax Benefit for Controlling Interests	(6.4)	(4.9)
Depreciation, Depletion and Amortization Expense	42.9	44.5

EBITDA	$37.3	$33.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.5 times as of March 31, 2011, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2011. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
April 1, 2010 to
March 31, 2011
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$103.8
Add back:
Interest expense	69.0
Income tax expense	27.8
Depreciation, depletion and amortization expense	175.1
Stock-based compensation expense	13.5
Deduct:
Interest income	(1.0)

Consolidated EBITDA, as defined	$388.2

Consolidated Debt, including debt guaranteed by the Corporation, at March 31, 2011	$1,186.0
Less: Unrestricted cash and cash equivalents in excess of $50 at March 31, 2011	(126.7)

Consolidated Net Debt, as defined, at March 31, 2011	$1,059.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2011 for the trailing twelve-month EBITDA	2.73 times

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